CONFIDENTIAL TREATMENT HAS BEEN REQUESTED Exhibit 10.11

Certain portions of this exhibit, marked with [***], have been excluded from this exhibit, because it is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.
February 21, 2020
Mr. John Suter
______________
______________
Dear John:
On behalf of the Board of Directors of SandRidge Energy, Inc. (the “Board”), I am pleased to offer you (“Executive”) continued employment in the position of Interim Chief Executive Officer and President and Chief Operating Officer of SandRidge Energy, Inc. (“Corporation”) from and after February 21, 2020 (the “Effective Date”).
1.Agreement. This letter agreement (the “Agreement”) describes the terms and conditions of your employment and supersedes and preempts in all respects any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including the Employment Agreement between Executive and the Corporation dated December 1, 2016 (the “Prior Agreement”). For avoidance of doubt, the Prior Agreement shall have no further force or effect. In the event of any inconsistency between the provisions of this Agreement and any other plan, program, practice or agreement in which Executive is a participant or a party, this Agreement shall control. On the Effective Date, Executive shall become an “at will” employee as defined under Oklahoma state law.
2.Position. You will continue to serve as Interim Chief Executive Officer and President and Chief Operating Officer of the Corporation, reporting directly to the Board.
3.Base Salary. Executive will continue at his current salary of $420,000 per annum, paid as is normally paid to existing employees.
4.Stay Bonus. No later than five (5) business days after the Corporation files its 2019 Annual Report on Form 10-K (the “First Payment Date”), the Corporation will pay Executive $210,000. If Executive is terminated by the Corporation without Cause (as defined in the Prior Agreement) before the First Payment Date, he will receive said $210,000 following his termination date (to be paid within 5 business days). If Executive resigns before the First Payment Date, Executive will not receive this payment. If Executive is terminated by the Corporation without Cause at any time, Executive is to receive the Corporation’s normal severance plan, however at 26 weeks payment irrespective of his years of service. After September 30, 2020, Executive may resign and still qualify for such severance payments.

Certain portions of this exhibit, marked with [***], have been excluded from this exhibit, because it is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.
Mr. John Suter February 21, 2020 Page 2
5.Performance Bonus. If Executive achieves the “Basic Goals” set forth in the Corporation’s annual budget for 2020, and generally described in Appendix A, Executive will receive an additional $210,000 on July 15, 2020. If any of the five listed goals are not achieved, the payment will be reduced by 20% for each unattained goal. If Executive resigns before said date, he will not receive any Performance Bonus payment. If Executive is terminated by the Corporation without Cause prior to July 15, 2020, Executive will receive such $210,000 payment, if the Basic Goals have been reached before that date (attainment of goals under this scenario shall be determined using run-rate figures as of the date of termination).
6.Outstanding Stock Grants. If Executive is terminated by the Corporation without Cause, Executive’s existing stock grants shall vest at the date of termination of employment. If Executive remains continuously employed by the Corporation until September 30, 2020, all such stock grants shall vest on said date. Executive’s existing stock grants shall not vest if he resigns from employment with the Corporation before September 30, 2020.
7.Restrictive Covenants. As a condition to your employment with the Corporation, you will be required to sign a restrictive covenant agreement in a form satisfactory to the Corporation, which shall include confidentiality and non-disclosure obligations, non-competition, and employee and customer non-solicitation restrictions (“Restrictive Covenant Agreement”). Furthermore, Executive agrees not to disparage, or encourage or induce others to disparage, Carl Icahn and his family, the Corporation and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients (the “Released Parties”), with any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like. For purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements on the internet, to the press and/or media, to any Released Party or to any individual or entity with whom any of the Released Parties have a business relationship which would adversely affect in any manner (i) the conduct of the business of any of the Released Parties (including, without limitation, any business plans or prospects) or (ii) the business reputation of any the Released Parties.
8.Withholding. The Corporation may withhold from any amounts payable under this Agreement all taxes that the Company reasonably determines to be required to be withheld pursuant to any law, regulation, or ruling. However, it is the Executive’s obligation to pay all required taxes on any amounts paid under this Agreement, regardless of the extent to which amounts are withheld.
9.Governing Law. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Each party hereby agrees that Oklahoma City, Oklahoma is the proper venue for any litigation seeking to enforce any provision of this Agreement, and each party hereby waives any right it otherwise might have to defend, oppose, or object to, on the basis of jurisdiction, venue, or forum nonconveniens, a suit filed by the other party in any federal or state court in Oklahoma City, Oklahoma to enforce any provision of this Agreement.
[Signature Page Follows]

Certain portions of this exhibit, marked with [***], have been excluded from this exhibit, because it is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SandRidge Energy Inc.		Agreed to and accepted by:

By:	/s/ Jonathan Frates	/s/ John Suter
	Jonathan Frates	John Suter
Chairman of the Board

Certain portions of this exhibit, marked with [***], have been excluded from this exhibit, because it is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

APPENDIX A

The “Basic Goals” referenced in this letter and included in the 2020 budget shall constitute:

1.Reduction of Gross G&A to $[***]. Gross G&A is defined as fully burdened Corporate G&A expense before capitalized items, COPAS reimbursements and certain other adjustments, but adjusted for one-time severance and non-recurring items. More specifically:
a.Reduce Company employment cost by $[***] G&A (salary, target annual bonus and benefits) by restructuring organization from 120 Oklahoma City G&A employees to [***].
b.Reduce Company gross Non-Payroll G&A cost to run-rate of $[***].

2.Reduction of Lease Operating Expenses (LOE) from 1H 2019 to 1H 2020 by $[***], with full year run-rate reduction of $[***] by 2H 2020.

3.Create $[***] incremental cash in 1H 2020 from hedging and disposition of non-strategic land and seismic holdings.

4.Reduce abandonment obligations (all asset types) by $[***] through proactive divestitures of marginal properties.

5.Reach minimum full year production of [***]MMBoe.